------------------------------      UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -------------------------------------
            FORM 3                               WASHINGTON, D.C.  20549                               OMB APPROVAL
------------------------------                                                              -------------------------------------
                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    OMB Number:                 3235-0104
                                                                                            Expires:             January 31, 2005
                                                                                            Estimated average burden
                                                                                            hours per response . . . . . . . .0.5
                                                                                            -------------------------------------
                               FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE
                                    ACT OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY
                                   HOLDING COMPANY ACT OF 1935 OR SECTION 30(h) OF THE
(Print or Type Responses)                    INVESTMENT COMPANY ACT OF 1940
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
1.  Name and Address of Reporting Person*   2. Date of Event Re-   4. Issuer Name AND Ticker or Trading
                                               quiring Statement      Symbol
                                               (Month/Day/Year)
Weaver        Donna           B.                                      Kellwood Company   KWD
-------------------------------------------     3/6/03            -----------------------------------------------------------------
(Last)       (First)       (Middle)        ----------------------- 5. Relationship of Reporting Person(s)  6. If Amendment, Date of
                                            3. I.R.S. Identifi-       to Issuer                               Original
                                               cation Number of       (Check all applicable)                  (Month/Day/Year)
                                               Reporting Person,      ___Director        __10% Owner
120 W. 45th St., 27th Floor                    if an entity           _X_Officer (give   __Other (specify
-------------------------------------------    (voluntary)               title below)      below)         -------------------------
                 (Street)                                                                                  7.  Individual or Joint/
                                                                   VP Corporate Communications                 Group Filing (Check
                                                                   ---------------------------                 Applicable Line)
                                                                                                            _X_Form filed by One
                                                                                                               Reporting Person
                                                                                                            ___Form filed by More
                                                                                                               than One Reporting
New York          NY         10036                                                                             Person
-------------------------------------------
  (City)       (State)       (Zip)
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

                                       TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
1. Title of Security         2. Amount of Securities       3. Ownership Form:          4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                   Beneficially Owned            Direct (D) or               (Instr. 5)
                                (Instr. 4)                    Indirect (I)
                                                              (Instr. 5)
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Common Stock                     999                             D
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
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
                         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS,
                                                  OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  2. Date Exercisable  3. Title and Amount of Securities  4. Conver-    5. Owner-      6. Nature of Indirect
   Security (Instr. 4)     and Expiration       Underlying Derivative Security     sion or       ship           Beneficial
                           Date                 (Instr. 4)                         Exercise      Form of        Ownership
                           (Month/Day/Year)                                        Price of      Deriv-         (Instr. 5)
                        -------------------------------------------------------    Derivative    ative
                        Date        Expira-          Title        Amount or        Security      Securities:
                        Exer-       tion                          Number of                      Direct
                        cisable     Date                           Shares                        (D) or
                                                                                                 Indirect
                                                                                                 (I)
                                                                                                 (Instr. 5)
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Stock Option (right
to buy)(1)              5/29/98     5/29/07     Common Stock        700         $25.310             D
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Stock Option (right
to buy)(2)              5/28/99     5/28/08     Common Stock      1,000         $32.28              D
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Stock Option (right
to buy)(3)              5/27/00     5/27/09     Common Stock      2,000         $23.68              D
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Stock Option (right
to buy)(4)              6/1/01      6/1/10      Common Stock      2,500         $16.97              D
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Stock Option (right
to buy)(5)              3/8/02      3/8/11      Common Stock      2,500         $22.92              D
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Stock Option (right
to buy)(6)              3/8/03      3/8/12      Common Stock      3,750         $25.50              D
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Stock Option (right
to buy)(7)              3/5/04      3/5/13      Common Stock      4,500         $25.05              D
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Stock Option (right
to buy)(8)              3/5/04      3/5/13      Common Stock      1,500         $25.05              D
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
Explanation of Responses:
(1) Granted on 5/29/97 under the Kellwood Company 1995 Omnibus Incentive Stock Plan - NQ
(2) Granted on 5/28/98 under the Kellwood Company 1995 Omnibus Incentive Stock Plan - NQ
(3) Granted on 5/27/99 under the Kellwood Company 1995 Omnibus Incentive Stock Plan - NQ
(4) Granted on 6/1/00 under the Kellwood Company 1995 Omnibus Incentive Stock Plan - NQ
(5) Granted on 3/8/01 under the Kellwood Company 1995 Omnibus Incentive Stock Plan - NQ
(6) Granted on 3/8/02 under the Kellwood Company 1995 Omnibus Incentive Stock Plan - NQ
(7) Granted on 3/5/03 under the Kellwood Company 1995 Omnibus Incentive Stock Plan - NQ
(8) Granted on 3/5/03 under the Kellwood Company 1995 Omnibus Incentive Stock Plan - ISO


            /s/ Donna B. Weaver                             3/10/03
-------------------------------------------     ------------------------------
      **Signature of Reporting Person                       Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see
      Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.